UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)
December 11, 2008

LaserCard Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-06377	77-0176309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 N. Shoreline Boulevard Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)

         (650) 969-4428
(Registrant’s telephone number,

including area code)

                                                       N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In October 2008, UBS AG, the fund manager with whom LaserCard Corporation (“LaserCard”), holds its auction rate securities (“ARS”), announced a “Rights” offering to its clients holding auction rate securities. UBS AG issued a prospectus dated October 7, 2008 describing this rights offering whereby UBS AG is offering to purchase certain ARS it placed, including those LaserCard holds, at par or face value.  UBS AG will have the right to purchase LaserCard’s ARS at par at any time and LaserCard will have the right to sell its ARS at par to UBS beginning June 30, 2010.  As part of the offering, UBS offered to provide LaserCard a line of credit for a portion of the par value of the ARS until they are purchased by UBS.  The line of credit has certain restrictions described in the prospectus.  The rights expire on July 3, 2012.  On October 29, 2008, LaserCard submitted the acceptance form to participate in the rights offering.  LaserCard has $13.5 million invested in ARS that were valued at $11.3 million as of December 31, 2008.

On December 11, 2008, LaserCard entered into a Credit Line Agreement (the “UBS Credit Line”) with UBS, pursuant to which LaserCard may borrow up to an aggregate of $8.7 million in the form of an uncommitted revolving line of credit, which is secured by the ARSs currently held by LaserCard. The credit line amount could vary if and when the ARS fair value changes.  The credit line amount will be reduced if and when portions of the ARS are sold.  The intent of the credit line is to provide a no-cost loan where the interest rate charged on the credit line is equal to the interest rate earned on the ARSs.  Variable rate advances under the UBS Credit Line will bear interest at a variable rate equal to the lesser of: (a) LIBOR, plus a percentage rate between 1.250% to 2.750%, depending on the amount of the advance, and (b) the then applicable weighted average rate of interest or dividend rate paid to LaserCard by the issuer of the ARSs, and in each case, such interest rate is subject to adjustment at any time and from time to time to reflect changes in the composition of the ARSs.  When calculating the weighted average interest rate, the interest rate paid to LaserCard with respect to the ARSs shall be deemed to be equal to, (i) for the period up to and including January 21, 2009, the applicable coupon rate(s) and (ii) from January 22, 2009 and thereafter, the then applicable Taxable SLARC Maximum Auction Rate for the Taxable Student Loan Auction Rate Securities.

The UBS Credit Line also provides, among other things, that:

•	UBS may demand full or partial payment of the credit line at its sole discretion and without cause at any time; and

•
UBS may at any time in its sole discretion terminate and cancel the credit line; provided, however, that UBS is required to provide to LaserCard alternative financing on substantially similar terms, unless the demand right was exercised as a result of certain specified events or the customer relationship between UBS and LaserCard is terminated for cause by UBS.

On December 22, 2008, LaserCard borrowed approximately $3.0 million under the UBS Credit Line.

The descriptions of the Rights and the UBS Credit Line in this Report contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon current expectations that involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed below. The Company assumes no obligation to update any of the forward-looking statements after the date of this report or to conform these forward-looking statements to actual results. The Rights are subject to a number of risks. Given the substantial dislocation in the financial markets and among financial services companies, the Company cannot assure you that UBS AG or its affiliates will ultimately have the ability to repurchase LaserCard’s auction rate securities at par, or at any other price. Additional risks include: the Rights will be unsecured contractual obligations of UBS AG or its affiliates; UBS AG or its affiliates will control LaserCard’s auction rate securities until such time, if any, as the ARSs are sold to UBS AG or its affiliates; the value of LaserCard’s auction rate securities will fluctuate prior to such time, if any, as the auction rate securities are sold to UBS AG or its affiliates; the returns LaserCard achieves on any future investments may not surpass the returns it received on its auction rate securities prior to the failure of the auction rate securities market; LaserCard was required to release claims against UBS AG and its affiliates, which will prevent it from making claims against UBS AG and its affiliates related to LaserCard’s investment in auction rate securities, other than claims for consequential damages; and the UBS Credit Line can be terminated or any amounts borrowed can be called for repayment at any time by UBS.

The form of Right and UBS Credit Line are filed as exhibits to the Registration Statement on Form F-3 filed by UBS AG on October 7, 2008. The preceding description of the definitive Right and the UBS Credit Line are qualified in their entirety by reference to the full text of the definitive Right and the UBS Credit Line, respectively, which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the fiscal third quarter ending December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized on the 9th day of January, 2009.

LaserCard Corporation
(Registrant)

By:  /s/ Steven G. Larson
       Steven G. Larson
       Vice President, Finance and Chief Financial Officer